Exhibit 10.61

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of August 18, 2014 is entered into, by and between Alion Science and Technology Corporation, a Delaware corporation (the “Company”) and Barry Broadus (the “Executive”), to be effective as of the Effective Date (as defined below).

WHEREAS, the Company and the Executive are parties to an Employment Agreement, entered into on the 6th day of August, 2013, which set forth the terms and conditions of Executive’s employment with the Company prior to the Effective Date, as defined below; and

WHEREAS, in connection with the execution and delivery of the Refinancing Support Agreement entered into by and among the Company, ASOF II Investments, LLC, a Delaware limited liability company and Phoenix Investment Adviser, LLC, a Delaware limited liability company, dated December 24, 2013, as amended and restated on May 1, 2014 (the “Refinancing Agreement”), the Company desires to enter into this Agreement with the Executive, to be effective upon the closing of the transactions contemplated under the Refinancing Agreement (the “Effective Date”); and

WHEREAS, the Company and the Executive desire that the Executive’s employment with the Company continue pursuant to the terms of this Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

Article 1                                               Employment and Duties

Upon the terms and subject to the conditions contained herein, the Company hereby employs the Executive as Senior Vice President, Chief Financial Officer and Treasurer. The Executive shall have all of the powers, duties and responsibilities customary to his position as are reasonably necessary to the operations of the Company and as may be assigned to him from time to time by the Board of Directors (the “Board”) or the Chief Executive Officer (“CEO”). The Executive shall further be responsible for supervising and directing other officers and employees of the Company as determined by the CEO. The term of this Agreement shall extend from the Effective Date through the five year anniversary thereof (the “Employment Period”) unless terminated earlier or renewed in accordance with the terms herein.  The term of this Agreement shall renew automatically for one or more additional one year terms, which shall be part of the Employment Period, unless the Company gives notice to the Executive of its intent not to renew the Agreement no later than ninety (90) days prior to the expiration of the then-current Employment Period. The Executive or the Company may terminate the Executive’s employment at any time, subject to the terms and provisions of this Agreement.  During the Employment Period, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company.  During the Employment Period, the Executive shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, that the Executive may (a) serve any civic, charitable, educational or professional organization, (b) serve on the board of directors of for-profit business enterprises, provided that such service is approved by the Board and (c) manage his personal investments, in each case so long as any such activities do not (x) violate the terms of this Employment Agreement (including Article 4) or (y) materially interfere with the Executive’s duties and responsibilities to the Company.

Article 2                                               Compensation and Benefits

During the Employment Period, the Company shall continue to pay the Executive a Base Salary of not less than $350,144 per year, subject to adjustments to increase the Base Salary in the discretion of the Board. The Company shall further provide to the Executive all benefits to which other executives of the Company are entitled, as commensurate with the Executive’s position, subject to the eligibility requirements and other provisions of such benefits and other perquisites as determined for all executives by the CEO.  Such benefits and perquisites may include bonus, long term incentives, group term life insurance, comprehensive health and major medical insurance, dental and life insurance, disability, and automobile allowance.  The Executive’s participation in any such benefit plans and perquisites shall be subject to the applicable terms, conditions and eligibility requirements thereof, as they may be amended by the Company from time to time.  All such compensation and benefits shall be subject to all appropriate federal and state withholding taxes and payable in accordance with the normal payroll practices of the Company.

Article 3                                               Employment Termination and Severance

3.1                               (a) Without Cause.  During the Employment Period, other than during a Potential Change in Control Protection Period or within the period ending twenty-four (24) calendar months immediately following a Change in Control (as such terms are defined in Article 5.2 below), the Company may terminate the Executive’s employment for any reason other than Cause, by notifying the Executive in writing of the Company’s intent to terminate with the effective date of termination specified by the Company in the written notice. Subject to Article 3.2 and Article 4.5, upon a termination without Cause, the Company shall pay to the Executive (subject to all appropriate federal and state withholding taxes):

(i)                                     a cash amount equal to two (2) times the Executive’s Base Salary at the rate in effect immediately prior to the termination;

(ii)                                  a cash amount equal to two (2) times the Executive’s actual bonus for the last complete fiscal year prior to the effective date of termination, if any;

(iii)                               Base Salary and all other benefits due the Executive through the effective date of termination;

(iv)                              the unpaid bonus, if any, with respect to the last complete fiscal year preceding the effective date of termination (such bonus, if any, to be determined in the manner it would have been determined and payable at the time it would have been payable hereunder had there been no termination of the Employment Period);

(v)                                 to the extent that the Executive is eligible for and elects to receive medical and/or dental benefits pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and/or any qualifying beneficiaries, the Company shall pay on the Executive’s behalf, or reimburse the Executive for, the amount of the applicable COBRA premium that exceeds the amount of premium payable by the Executive for the same level of coverage immediately prior to the effective date of termination. Any such COBRA premium payment by the Company that constitutes taxable income to the Executive shall be grossed up by the Company, assuming an applicable income tax rate of forty percent (40%). Payments under this paragraph shall be made monthly and shall cease at the earlier of (i) the end of the first month in which the Executive (or qualified beneficiary) is no longer eligible for COBRA for any reason (except to the extent that COBRA coverage continues for any qualified beneficiary), or (ii) eighteen (18) months after the Executive’s date of termination. The Executive shall notify the Company as soon as practicable after he ceases to be eligible for COBRA coverage due to coverage under the group health plan of another employer; and

(vi)                              all other rights and benefits to the Executive that have vested, prior to or as a result of the termination of Executive’s employment, pursuant to other plans and programs of the Company.

(b)                                 Death or Disability. If the Executive’s employment is terminated by reason of death or Disability (as defined as in the Company’s long-term disability plan) during the Employment Period, subject to Article 3.2, the Company shall pay the Executive or, if applicable, the Executive’s estate, the amounts and benefits described in Article 3.1(a) (iii), (iv), (v) and (vi), and an additional lump-sum cash payment equal to the Executive’s Base Salary for a period of six (6) months; provided, however, that such lump sum payment shall be offset by any payments under the Company’s short-term disability policy or under any long-term disability plan or insurance program maintained by the Company.

(c)                                  Voluntary Termination. The Executive may terminate his/her employment pursuant to this Agreement at any time by giving the Company written notice of his/her intent to resign.  Subject to Article 3.2, the Company shall pay the Executive the benefits described in Article 3.1(a) (iii), (iv) and (vi), but Executive shall not be entitled to any bonus with respect to the fiscal year in which voluntary termination occurs.

(d)                                 Termination for Cause. The Company may terminate the employment of the Executive for Cause (as defined below) upon the issuance of a written notice (“Cause Notice”) which shall describe in detail the circumstances the Company believes to have triggered its right to terminate Executive for Cause, and shall specify the effective date of termination.  In the event that the Executive is terminated for Cause (as defined below), the Executive will be entitled only to those payments set forth in Article 3.1(a)(iii) and (vi).  If, within ninety (90) days following the effective date of termination pursuant to Article 3.1(a), the Board determines that the Executive’s termination should have been for Cause, based on facts that were not known and could not have been known to the Board prior to the effective date of the Executive’s termination, the Company may provide Executive with written notice that, absent explanation or refutation of the allegations by the Executive, his/her termination shall be considered a termination for Cause.  Such notice must include a description of the facts supporting a Cause termination, and must provide an opportunity for the Executive to be heard by the Board to offer his explanation or refutation of the allegations. If, following the provision of the notice, and an opportunity to be heard by the Board, a majority of the Board, acting in good faith, determines that the facts previously unknown to the Company support a Cause termination, the termination shall for all purposes be considered a termination for Cause. The Company shall have no further liability to the Executive under Article 3.1(a)(i), (ii) and (iv), and any amounts already paid to the Executive pursuant to those provisions shall be forfeited by the Executive and returned to the Company.  “Cause” means the Executive’s having engaged in any of the following:

(i)                                     a conviction of, entry of a plea of guilty, nolo contendere or no contest to, a charge of, a felony or a crime involving moral turpitude;

(ii)                                  commission of an act constituting fraud, deceit, or material misrepresentation with respect to the Company, as determined by a good faith finding by the Board;

(iii)                               commission of any negligent or willful act or omission that causes material adverse effect on the business (by reason, without limitation, of financial exposure or loss, damage to reputation or goodwill, or exposure to civil or criminal penalties to or other prosecutorial action by any governmental authority) to the Company or any parent or subsidiary corporation thereof, as determined by a good faith finding by the Board;

(iv)                              intentional failure or refusal to perform reasonably assigned duties, which is not cured, if curable, to the reasonable satisfaction of the Board within thirty (30) days after the Executive receives from the Board written notice of such failure or refusal;

(v)                                 willful and material violation of any provision of the Company’s Code of Ethics, Conduct and Responsibility or the Company’s policies prohibiting discrimination, harassment or retaliation against employees;

(vi)                              willful and material misstatement knowingly made or caused to be made by the Executive in any filing with the Securities and Exchange Commission or other governmental authority; or

(vii)                           willful and material violation of any of the covenants contained in Article 4, which is not cured, if curable, to the reasonable satisfaction of the Board within ten (10) days after Executive receives written notice of such violation, as determined by a good faith finding by the Board.

For purposes of this Article 3.1, no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act or failure to act based upon and consistent with: (x) authority given pursuant to a resolution duly adopted by the Board; or (y) written advice of counsel for the Company with written notice given by such counsel to the Board prior to such act or failure to act, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company.

3.2                               General Release. As a condition precedent to receiving any or all of the payments and benefits set forth in Article 3.1(a)(i), (ii), (iv) and (v) above (the “Severance Benefits”) as a result of any termination of employment pursuant to Article 3.1 (a), (b), (c) or (d),  the Executive shall execute and return to the Company, within sixty (60) days following the effective date of termination, and shall not thereafter revoke or attempt to revoke, a general release (a “General Release”) in a form agreed to by the Company and Executive that (i) releases the Company and its affiliates, directors, officers, employees and agents from any and all claims that the Executive may have in connection with his employment or termination thereof, to the extent permitted by applicable laws, and (ii) requires the Executive to affirmatively agree not to violate the provisions of Article 4.  The General Release shall be provided to the Executive within five (5) days of the effective date of termination.  The payment of the Severance Benefits shall commence as set forth in Article 3.3 below.

3.3                               Severance Payment Schedule. Subject to Section 4.5 hereof, Severance Benefits (other than COBRA) due to the Executive or, if applicable, the Executive’s estate, shall be paid in four equal installments as follows: (a) an amount equal to six months of annual salary set forth in Article 3.1(a)(i) and twenty five percent (25%) of the total bonus amount set forth in Article 3.1(a)(ii) (the “Severance Installment Payment”), and the amounts set forth in Article 3.1(a)(iii) and (iv), upon the effectiveness of the General Release, provided, however that if the sixty (60) day period set forth in Article 3.2 commences in one calendar year and ends in the following calendar year, the Severance Installment Payment shall commence in the second year (the “First Installment”); (b) an amount equal to the Severance Installment Payment six (6) months from the date of payment of the First Installment (the “Second Installment”); (c) an amount equal to the Severance Installment Payment six (6) months from the date of payment of the Second Installment (the “Third Installment); and (d) an amount equal to the Severance Installment Payment six (6) months from the date of payment of the Third Installment (the “The Final Installment”). The Company’s obligation to pay Severance Benefits due to the Executive pursuant to this Article 3, to the extent not already paid, shall cease immediately and such payments will be forfeited if the Executive violates any condition described in Article 4.

3.4                               Section 409A Compliance. Any payments contemplated by this Agreement constituting “deferred compensation” for purposes of Internal Revenue Code (“Code”) Section 409A shall comply with the requirements of such section. No deferred compensation payable hereunder shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A. In no event shall the Company have any liability or obligation with respect to taxes for which Executive may become liable as a result of the application of Code Section 409A.

(a)                                 Whether the Executive has incurred a termination of employment for purposes of receiving any deferred compensation payment will be determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-1(h) (or any successor provisions).

(b)                                 Payments in respect of the Executive’s termination of employment under Article 3 or Article 5 are designated as separate payments for Code Section 409A purposes.

(c)                                  To the extent that this Agreement provides for the reimbursement of expenses incurred by the Executive, such reimbursement shall not be made later than the last day of the calendar year following the year in which the expense was incurred. The amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any taxable year of the Executive shall not affect the amount of expenses to be reimbursed or in-kind benefits to be provided in any other year.

Article 4                                               Noncompetition, Confidentiality, Nonsolicitation, and Ownership

4.1                               Acknowledgements. The Executive acknowledges and agrees that by virtue of his employment with the Company, he has or will have access to valuable proprietary information not known to the public that the Company possesses, including but not limited to, methods of operation, business strategies and plans, financial information, marketing materials, ideas, trade secrets, customer contacts and other customer information (“Proprietary Information”). The Executive further acknowledges and agrees that the Company has legitimate business interests in assuring that his unique knowledge of the Company, including but not limited to that knowledge regarding and relating to the foregoing information, is not disclosed or converted to the use of entities or individuals in competition with the Company.   Executive further acknowledges and agrees that any violation of the restrictions set forth in this Article will cause the Company substantial irreparable injury and that a remedy at law for any breach of the covenants or other obligations in this Article 4 would be inadequate and that the Company, in addition to other remedies available, shall be entitled to obtain temporary, preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or threatened breach of such covenants without the necessity of proving actual damage and without the necessity of posting bond or security, which Executive expressly waives.  Nothing in this provision shall limit or restrict the Company’s right to any other damages or remedies available as a result of Executive’s breach of this Agreement.

4.2                               Noncompetition.  During the Employment Period plus a period of two (2) years thereafter, regardless of the reason for the termination (hereinafter the “Restricted Period”), Executive shall not:

(a)  on his own behalf or on behalf of any other person or entity, compete with the Company, or

(b) become employed or otherwise retained in any capacity, including as an officer, director, consultant, independent contractor, employee, partner, or investor (other than as a passive investor in less than 2% of the shares of a publicly traded entity) by any Competitor.

For purposes of this provision, a “Competitor” is any company, enterprise or entity that: (i) competes with the Company in the provision of products, services or technologies (including products, services or technologies that the Company was developing or planning to bring to market as of the time the Executive leaves the Company) or (ii) is, at the time of Executive’s hire or engagement, actively developing products, services or technologies intended to be offered in competition with the Company.  For the avoidance of doubt, in no event shall being employed by any entity be prohibited if such entity is a diversified business that has more than one discrete and readily distinguishable part of its business and the Executive’s duties do not involve (including through oversight, supervision or financial reporting) the part of the entity’s business that competes with the Company.

4.3                               Nonsolicitation of Customers.  During the Restricted Period, Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, (a) solicit to provide to any Company customer products, services or technologies competitive with the products, services or technologies provided to that Company customer by the Company, (b) solicit to provide to any prospective Company customer products, services or technologies competitive with the products, services or technologies intended or planned to be provided by the Company to that prospective Company customer, if the Executive had contact with or obtained non-public knowledge regarding the prospective Company customer as a result of his Company employment, or (c) entice or induce any Company customer to reduce its business with or to cease doing business with the Company.  For purposes of this provision, the term “customer” means, with respect to any agency, branch or instrumentality of the federal, state or local government, the specific program office(s) to which the Company provides such products, services or technologies, and not the agency, branch or instrumentality as a whole.

4.4                               Nonsolicitation of Employees and Consultants. During the Restricted Period, the Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person, partnership, association, corporation or entity, solicit, recruit or hire any Restricted Individual or otherwise influence or induce any Restricted Individual to terminate their relationship with the Company.  For purposes of this provision, a “Restricted Individual” means any person who (i) is employed or engaged by the Company at the time of such solicitation, recruitment, inducement, influence or hire, or was so employed or engaged within three (3) months prior thereto; and (ii) was employed or engaged by the Company at any time during Executive’s employment with the Company, but does not include [(iii) any individual engaged, as opposed to employed, by the Company who, with knowledge and consent of the Company, continues to hold themselves out to the public to provide services while also providing services to the Company.  During the Restricted Period and thereafter, Executive shall not disclose to any other person or entity any contact information for Company employees or consultants obtained by Executive in the course of his Company employment.  The Executive further agrees and acknowledges that the Company has confidentiality and non-competition agreements with certain of its employees, and he agrees that he will not interfere with any such agreements.

4.5                               Nondisclosure of Proprietary Information. During the Employment Period and at all times thereafter, the Executive agrees: (a) to treat all Proprietary Information in a secret and confidential manner, take all reasonable steps to maintain such confidentiality, and comply with all applicable procedures established by the Company with respect to maintaining the secrecy and confidentiality of Proprietary Information; (b) to use Proprietary Information only as necessary and proper in the performance of the Executive’s duties as an employee of the Company; and (c) except as necessary to perform his duties as a Company executive or with the written consent of the Company, not to reproduce, copy, disseminate, publish, disclose, provide or otherwise make available to any person, firm, corporation, agency or other entity, any Proprietary Information. Under no circumstances shall the Executive use, directly or indirectly, any such Proprietary Information for his personal gain or profit.  Executive acknowledges and agrees that any disclosure to others, use for his own benefit, copying or making notes of any Proprietary Information, unless specifically and expressly authorized by the Company, will constitute a breach of this provision.   Upon the conclusion of the Employment Period, and any time or times before requested by the Company, the Executive shall return to the Company, and shall not retain, any Company property and materials, including without limitation any Proprietary Information, in the Executive’s possession or control.

4.6                               Option to Shorten the Restricted Period.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall have the right to shorten the Restricted Period to one (1) year following the end of the Employment Period, in which case the obligation of the Company to pay the Severance Benefit payments under Section 3.3 shall cease immediately following the payment of the Second Installment. The Company shall exercise this right by issuing written notice to the Executive no later than six (6) months following the end of the Employment Period, which notice shall confirm the date on which the Restricted Period and the Company’s Severance Benefit obligations shall end.

4.7                               Nondisparagement. During the Employment Period and at all times thereafter, the Executive agrees to not disparage the Company or otherwise deliberately harm to the Company’s reputation.

4.8                               Ownership. All drawings, designs, specifications, notes, improvements, enhancements, discoveries, inventions, ideas, processes, methods, techniques, developments, software and works of authorship created, made, conceived or reduced to practice by Executive or under his direction during the Employment Period that at the time of conception or reduction to practice relate directly to the Company’s business shall be deemed works made for hire and shall be the exclusive property of the Company to use, publish and license in its discretion.  The Executive agrees that all inventions, copyrightable material, business and/or technical information, marketing plans, customer lists, and trade secrets that arise out, are derived from or are related to the performance of this Agreement are the property of the Company.

Article 5                                               Change in Control

5.1                               Change in Control. This Article 5 shall not become effective, and the Company shall have no obligation hereunder, unless the employment of the Executive with the Company shall terminate for any of the reasons provided in this Article 5 during a Potential Change in Control Protection Period (as defined below) or within the period beginning on the date of a Change in Control (as defined below) and ending on the second anniversary thereof.

(a)                                 If a Change in Control occurs within the Potential Change in Control Protection Period (as defined below), the Potential Change in Control Protection Period shall automatically terminate on the date of the Change in Control.

(b)                                 In addition to the foregoing, any termination of the Executive at the request of a third party in contemplation of a Change in Control or Potential Change in Control shall be deemed to have occurred during a Potential Change in Control Protection Period.

5.2                               Certain Definitions. For purposes of this Agreement, the following terms shall be defined as set forth herein:

(a)                                 “Change in Control” shall mean (i) the approval by shareholders of the liquidation or dissolution of the Company, (ii) a transaction or series of related transactions resulting in the sale or other disposition of 30% or more of the outstanding voting stock of the Company, (iii) the merger or consolidation of the Company with or into any entity, (iv) a sale or other disposition of substantially all of the assets of the Company, or (v) such time as when individuals who on the Effective Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by a majority vote of the directors of the Company or by a vote of the holders of a majority of the Company’s Series A Preferred Stock) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; provided, however, that the term “Change in Control” shall exclude each transaction which is a “Non-Control Transaction.” Unless otherwise provided in an agreement between the Executive and the Company and acknowledged by the Supporting Noteholders (as defined in the Refinancing Agreement), “Non-Control Transaction” means (i) any transaction following which the Supporting Noteholders and/or their affiliates, participants, investors and/or employees own directly or indirectly up to 50% in the aggregate of the outstanding shares of voting stock of the Company or any purchasing or surviving entity, as applicable, (ii) a merger or consolidation following which those persons who owned directly or indirectly a majority of the outstanding shares of voting stock of the Company immediately prior to such merger or consolidation will own directly or indirectly a majority of the outstanding shares of voting stock of the surviving or resulting entity, as applicable, (iii) a sale or other disposition of capital stock of the Company following which those persons who owned directly or indirectly a majority of the outstanding shares of voting stock immediately prior to such sale will own directly or indirectly a majority of the outstanding interests or shares of voting stock of the Company or the purchasing entity, as applicable, (iv) a sale or other disposition of substantially all of the assets of the Company to an affiliate of the Company, or (v) an initial public offering of the Company.

(b)                                 Notwithstanding the foregoing, to the extent required for compliance with Section 409A, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company, as determined under Treasury Regulations Section 1.409A-3(i)(5).

(c)                                  “Fair Market Value” means, on any given date, the value of one share of common stock as determined by the Administrative Committee of the Company in its sole discretion, based upon the most recent valuation of the common stock made by an independent appraisal that meets the requirements of Code Section 401(a)(28)(C) and the regulations thereunder as of a date that is no more than twelve (12) months before the relevant transaction to which the valuation is applied.

(d)                                 “Potential Change in Control” means the occurrence of the first to occur of any of the following: (i) the Company enters into an agreement, the consummation of which, or the approval by shareholders of which, would constitute a Change in Control or (ii) any other event occurs which is deemed to be a Potential Change in Control by the Board and the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

(e)                                  “Potential Change in Control Protection Period” Subject to Article 5.1(b) above, means the period beginning on the date on which a Potential Change in Control occurs and ending (i) with respect to a Potential Change in Control described in subsection 5.2(e)(i) above, upon the abandonment or termination of the applicable agreement; or (ii) with respect to a Potential Change in Control described in subsection 5.2(e)(ii) above, upon the one year anniversary of the occurrence of the Potential Change in Control or such earlier date as may be determined by the Board.

5.3                               Change in Control Severance Benefits. If, at any time during the Potential Change in Control Protection Period or within the period ending beginning on the date of a Change in Control and ending on the second anniversary thereof, the Executive’s employment is terminated involuntarily by the Company without Cause (as provided in Article 3.1) or by the Executive for Good Reason (as defined below), then, provided that the Executive timely signs a General Release in a form to be provided by the Company and does not revoke or violate such General Release as provided in Article 3.2, the Company shall pay to the Executive, in accordance with Article 3.3:

(a)                                 The amounts and benefits described in Article 3.1(a)(i)-(vi) above; and

(b)                                 Outplacement services in an amount not to exceed twenty-five thousand dollars ($25,000) with a firm selected by the Company and at the reasonable expense of the Company; provided, however, that under no circumstances shall such outplacement services be provided beyond the December 31 of the second calendar year following the calendar year in which the Executive’s Separation From Service occurred. Article 3.4 shall apply to the payment of benefits hereunder.

5.4                               Definition of Good Reason. “Good Reason” shall mean the occurrence, without Executive’s express written consent, of any one or more of the following events:

(i)                                     The assignment to the Executive by the Company of duties materially inconsistent with, or the material reduction of the powers and functions associated with, the Executive’s position, duties, responsibilities, and status with the Company;

(ii)                                  A reduction by the Company in the Executive’s Base Salary or a material reduction in pay incentive opportunities; unless: (x) the reduction is made with the agreement of the Executive, and/or (y) the Base Salary for executives of a similar class are also similarly reduced; or (z) there is a reduction in base salary or pay incentive for all senior executives holding substantially similar agreements to this Agreement;

(iii)                               The Company requiring the Executive to be based at a location more than twenty (20) miles from the Company’s current principal executive offices or the location where the Executive is based;

(iv)                              Any material breach by the Company of any provision of this Agreement; or

(v)                                 Any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company effected in accordance with the provisions of Article 6(b).

Unless the Executive becomes Disabled, the Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

Article 6                                               Miscellaneous

(a)                                 Any notices required by this Agreement shall: (i) be delivered by messenger or made in writing and mailed by certified mail, return receipt requested, or by Federal Express or similar overnight delivery service, with adequate postage prepaid; (ii) be deemed given when so delivered or mailed; and (iii) in the case of the Company, be delivered or mailed to its office at 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102-4213, Attn: Corporate Director of Human Resources, or in the case of the Executive, be mailed to the last home address that the Executive has given to the Company.

(b)                                 The obligations and duties of the Executive under this Agreement are personal and not assignable by the Executive. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement (other than for the purpose of determining whether a Change in Control has occurred or may potentially occur). If any term or provision of this Agreement is held to be illegal or invalid, such illegality or invalidity shall not affect the remaining terms or provisions hereof, and each such remaining term and provision of this Agreement shall be enforced to the fullest extent permitted by law.

(c)                                  Except as provided for below, any disputes arising out of this Agreement shall be resolved by binding arbitration before the American Arbitration Association. Any such arbitration proceeding shall take place in Fairfax County, Virginia. All disputes shall be resolved by a single arbitrator. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award. The American Arbitration Association’s Employment Dispute Arbitration Rules and Mediation Procedures shall govern procedures for the arbitration, unless the parties unanimously agree to adopt a different rule or rules.  Any award or judgment arising from the arbitration may be enforced in the state or federal courts serving Fairfax County, Virginia, which courts shall be deemed to have personal jurisdiction over the Company and the Executive, and the Company and Executive hereby waives any objection to such courts’ exercise of personal jurisdiction and to the laying of venue therein.  The costs and arbitration fees shall be paid by the party instituting the arbitration,  although the Arbitrator may award the prevailing party costs, arbitration fees and reasonable attorneys’ fees incurred in the course of any arbitration.  Notwithstanding the foregoing, the Company shall have the right to see temporary and/or preliminary injunctive relief in the state or federal courts serving Fairfax County, Virginia in the event that the Company believes in good faith that the Executive has breached or threatens to breach Article 4 hereof.  Following the grant or denial of such request for temporary injunctive relief, the dispute shall thereafter be committed to binding arbitration as set forth above.

(d)                                 This Agreement may be altered, amended or modified only by written agreement signed by both the Executive and the Company. No oral modification of this Agreement, or of any part of this Agreement including this paragraph, shall have any force or effect. No waiver by either of such parties of their rights under this Agreement shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

(e)                                  Each provision of this Agreement, including each restriction set forth in Article 4 hereof, are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason.  Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Article 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.  In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Article 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

(f)                                   This Agreement contains the entire understanding between the parties and supersedes any prior written or oral agreement(s) between the Company and the Executive relating to the termination of the Executive’s employment and the amounts payable under this Agreement. This Agreement shall not be modified or waived except by written instrument signed by the parties.  For the avoidance of doubt, this Agreement shall in no way impact or supersede any Long-Term Incentive Plan Award Agreements or the Executive’s interests, if any, in the Company’s Employee Ownership, Savings and Investment Plan, as such plan may be amended from time to time.

(g)                                  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

(h)                                 To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia without reference to conflicts of laws.

(i)                                     Provisions of this Agreement that by their nature are intended to continue to bind the Company or the Executive following the termination or expiration of the Employment Period, including the obligations contained in Article 3 and 4, shall continue to be fully enforceable and binding according to their terms following the termination of this Agreement and Executive’s employment hereunder.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first written above.

EXECUTIVE:

By:	/s/ Barry Broadus

ALION SCIENCE AND TECHNOLOGY CORPORATION:

By:	/s/ Bahman Atefi